News Release

WINNEBAGO INDUSTRIES DELIVERS STRONG SECOND QUARTER FISCAL 2022 RESULTS
-- Second Quarter Revenues of $1.2 Billion Increased 39%, Including Robust Organic Growth of 29% --
-- Reported Quarterly Diluted EPS of $2.69 and Adjusted EPS of $3.14, Up 42% Over Prior Year --
-- RV Retail Market Share Gains Accelerate; 14.3%, +100 bps Over Prior Year, Trailing Three Months Through January --
-- $72 million in Cash Returned to Shareholders Through Second Quarter Fiscal Year-To-Date --

EDEN PRAIRIE, MINNESOTA, March 23, 2022 -- Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's Fiscal 2022 second quarter.

Second Quarter Fiscal 2022 Results
Revenues for the Fiscal 2022 second quarter ended February 26, 2022, matched the record of $1.2 billion set in the first quarter of Fiscal 2022, an increase of 38.7% compared to $839.9 million for the Fiscal 2021 period. Revenues excluding the recently acquired Barletta business were $1.1 billion, representing an organic growth rate of 29.4% over the prior year and 73.3% over the same period in Fiscal 2020 driven by continued strong consumer demand and pricing increases. Gross profit was $216.6 million, an increase of 38.3% compared to $156.6 million for the Fiscal 2021 period. Gross profit margin of 18.6% was equal to the prior year quarter, driven primarily by pricing ahead of known and anticipated cost input inflation, and operating leverage, offset by production inefficiencies related to supply constraints. Operating income, which includes $5.1 million of amortization and acquisition-related costs associated with the acquisition of Barletta, was $136.8 million for the quarter, an increase of 36.8% compared to $100.0 million for the second quarter of last year. Fiscal 2022 second quarter net income, which includes $6.5 million of contingent consideration fair value adjustment related to the Barletta acquisition, was $91.2 million, an increase of 32.0% compared to $69.1 million in the prior year quarter. Reported earnings per diluted share was $2.69, compared to reported earnings per diluted share of $2.04 in the same period last year. Adjusted earnings per diluted share was $3.14, an increase of 42.1% compared to adjusted earnings per diluted share of $2.21 in the same period last year. Consolidated Adjusted EBITDA was $150.7 million for the quarter, compared to $108.0 million last year, an increase of 39.6%.

President and Chief Executive Officer Michael Happe commented, “Winnebago Industries delivered a strong second quarter performance, executing on sustained, elevated consumer demand for our expanded portfolio of premier outdoor lifestyle brands. Our second quarter performance and record sales results at recent RV and Marine trade shows further validate consumers’ embrace of the outdoor lifestyle. Winnebago Industries is capitalizing on that sustained demand – market share gains across our segments are evidence of deep affinity for our brands, which consumers recognize are differentiated due to our continued focus on quality, service and innovation. As of January 2022, our RV retail market share is 14.3% on a trailing three-month basis, reflecting an increase of 1.0 share point over the same period last year. In our Marine segment, Barletta continued to outperform pro-forma expectations and is now one of the top five pontoon brands as measured by retail market share. The healthy demand environment, and the unique strength of our brands, positioned Winnebago Industries well to take continued pricing actions to offset component and material cost inflation and continue to deliver strong margin performance across our segments.”

Towable
Revenues for the Towable segment were $646.6 million for the second quarter, up 47.2% over the prior year, primarily driven by pricing increases across the segment, in addition to unit growth of 13.2% as a result of continued, strong consumer demand. Segment Adjusted EBITDA was $100.6 million, up 61.3% over the prior year period. Adjusted EBITDA margin of 15.6% increased 140 basis points over the prior year due to operating leverage and the timing of pricing actions relative to inflationary impacts this year and the prior year. Backlog increased to $1.9 billion, up 55.2% over the prior year, and flat sequentially, due to continued strong consumer demand and pricing actions.

Motorhome
Revenues for the Motorhome segment were $417.6 million for the second quarter, up 9.1% from the prior year, primarily driven by pricing increases across the segment. Segment Adjusted EBITDA was $46.1 million, a decrease of 9.6% from the prior year, primarily driven by production inefficiencies caused by supply constraints, partially offset by pricing ahead of known and anticipated cost input inflation. Adjusted EBITDA margin of 11.0% decreased 230 basis points compared to the prior year and 90 basis points sequentially. Backlog increased to $2.2 billion, up 21.9% over the prior year and down $0.2 billion sequentially, as dealers continue to experience low levels of motorized inventory and strong consumer demand.

Marine
Revenues for the Marine segment were $97.3 million for the second quarter. Segment Adjusted EBITDA was $13.0 million, an increase of $11.9 million over the prior year and Adjusted EBITDA margin was 13.3%. Backlog for the Marine segment was $277.9 million. Barletta’s achievement of performance milestones at the end of calendar 2021, as specified by the July 2021 purchase agreement, will result in full dispensation of the $15 million maximum payout for the first earnout period.

Balance Sheet and Cash Flow
As of February 26, 2022, the Company had total outstanding debt of $537.0 million ($600.0 million of debt, net of convertible note discount of $53.0 million, and net of debt issuance costs of $10.0 million) and working capital of $545.4 million. Cash flow from operations was $46.1 million for the first six months of Fiscal 2022, a decrease of $20.8 million from the same period in Fiscal 2021 due to investments in working capital driven by challenges in the supply chain.

Quarterly Cash Dividend and Share Repurchase
On March 16, 2022, the Company’s board of directors approved a quarterly cash dividend of $0.18 per share payable on April 27, 2022, to common stockholders of record at the close of business on April 13, 2022. This dividend is in line with the prior dividend of $0.18 per share paid in January, 2022 and represents a 50%, or $0.06 per share, increase from the dividend of $0.12 per share approved in March of 2021. Share buybacks totaling $40.0 million were executed during the second quarter of Fiscal 2022 and now total $59.6 million Fiscal 2022 year-to-date.

Mr. Happe continued, “Winnebago Industries is leading our industry in innovating for the future of the outdoor lifestyle experience. In the second quarter, we unveiled the e-RV concept vehicle, an entirely new, all-electric, zero-emission RV, developed by our Advanced Technology Group, that moves to meet the environmental and sustainability goals that Winnebago Industries has set, as well as the growing consumer demand for electric power applications. We are proud to continue our legacy of innovation and explore new frontiers in outdoor lifestyle products. Looking ahead, our world-class team remains committed to operational excellence, and working closely with our dealer partners to replenish their inventories. We are confident that Winnebago Industries has continued headroom for sustained market share gains and profitable growth across our portfolio, leading to enhanced value creation for our end consumers, dealers, employees and shareholders.”

Conference Call
Winnebago Industries, Inc. will discuss Fiscal 2022 second quarter earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand
Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The
Company builds quality motorhomes, travel trailers, fifth-wheel products, pontoons, inboard/outboard and sterndrive powerboats and commercial community outreach vehicles. Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to uncertainty surrounding the COVID-19 pandemic; general economic uncertainty in key markets and a worsening of domestic economic conditions or low levels of economic growth; availability of financing for RV and marine dealers; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; competition and new product introductions by competitors; risk related to cyclicality and seasonality of our business; significant increase in repurchase obligations; business or production disruptions; inadequate inventory and distribution channel management; ability to retain relationships with our suppliers; increased material and component costs, including availability and price of fuel and raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; impairment of goodwill; and risks related to our Convertible and Senior Secured Notes including our ability to satisfy our obligations under these notes. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Steve Stuber, Investor Relations
srstuber@wgo.net
(952) 828-8461
Media: Chad Reece, Corporate Relations
creece@wgo.net
(641) 585-6647

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
	February 26, 2022		February 27, 2021
Net revenues	$1,164,731	100.0%	$839,886	100.0%
Cost of goods sold	948,154	81.4%	683,304	81.4%
Gross profit	216,577	18.6%	156,582	18.6%
Selling, general, and administrative expenses	71,795	6.2%	53,016	6.3%
Amortization	8,015	0.7%	3,591	0.4%
Total operating expenses	79,810	6.9%	56,607	6.7%
Operating income	136,767	11.7%	99,975	11.9%
Interest expense, net	10,325	0.9%	10,052	1.2%
Non-operating loss (income)	6,507	0.6%	(311)	—%
Income before income taxes	119,935	10.3%	90,234	10.7%
Provision for income taxes	28,760	2.5%	21,166	2.5%
Net income	$91,175	7.8%	$69,068	8.2%

Earnings per common share:
Basic	$2.75		$2.06
Diluted	$2.69		$2.04
Weighted average common shares outstanding:
Basic	33,098		33,533
Diluted	33,934		33,910

	Six Months Ended
	February 26, 2022		February 27, 2021
Net revenues	$2,320,471	100.0%	$1,633,017	100.0%
Cost of goods sold	1,874,482	80.8%	1,339,431	82.0%
Gross profit	445,989	19.2%	293,586	18.0%
Selling, general, and administrative expenses	146,665	6.3%	101,415	6.2%
Amortization	16,187	0.7%	7,181	0.4%
Total operating expenses	162,852	7.0%	108,596	6.7%
Operating income	283,137	12.2%	184,990	11.3%
Interest expense, net	20,567	0.9%	19,993	1.2%
Non-operating loss (income)	12,864	0.6%	(217)	—%
Income before income taxes	249,706	10.8%	165,214	10.1%
Provision for income taxes	58,901	2.5%	38,723	2.4%
Net income	$190,805	8.2%	$126,491	7.7%
Earnings per common share:
Basic	$5.75		$3.77
Diluted	$5.58		$3.74
Weighted average common shares outstanding:
Basic	33,210		33,571
Diluted	34,168		33,821
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

	February 26, 2022	August 28, 2021
Assets
Current assets
Cash and cash equivalents	$134,832	$434,563
Receivables, net	380,039	253,808
Inventories, net	469,454	341,473
Prepaid expenses and other current assets	25,139	29,069
Total current assets	1,009,464	1,058,913
Property, plant, and equipment, net	239,034	191,427
Goodwill	484,176	348,058
Other intangible assets, net	485,619	390,407
Investment in life insurance	29,306	28,821
Operating lease assets	43,473	28,379
Other long-term assets	18,361	16,562
Total assets	$2,309,433	$2,062,567

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$211,280	$180,030
Income taxes payable	—	8,043
Accrued expenses	252,766	219,203
Total current liabilities	464,046	407,276
Long-term debt, net	536,990	528,559
Deferred income taxes	11,458	13,429
Unrecognized tax benefits	6,222	6,483
Long-term operating lease liabilities	42,420	26,745
Deferred compensation benefits, net of current portion	9,425	9,550
Other long-term liabilities	29,885	13,582
Total liabilities	1,100,446	1,005,624
Shareholders' equity	1,208,987	1,056,943
Total liabilities and shareholders' equity	$2,309,433	$2,062,567

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Six Months Ended
	February 26, 2022	February 27, 2021
Operating activities
Net income	$190,805	$126,491
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	10,767	8,559
Amortization	16,187	7,181
Non-cash interest expense, net	7,326	6,769
Amortization of debt issuance costs	1,225	1,229
Last in, first-out expense	2,772	552
Stock-based compensation	6,891	6,981
Deferred income taxes	(1,977)	914
Contingent consideration fair value adjustment	12,887	—
Other, net	2,212	(3,460)
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	(123,595)	(11,547)
Inventories, net	(109,304)	(96,079)
Prepaid expenses and other assets	5,613	2,321
Accounts payable	26,703	12,487
Income taxes and unrecognized tax benefits	(7,941)	(10,698)
Accrued expenses and other liabilities	5,570	15,222
Net cash provided by operating activities	46,141	66,922

Investing activities
Purchases of property, plant, and equipment	(43,426)	(14,920)
Acquisition of business, net of cash acquired	(228,159)	—
Proceeds from the sale of property, plant, and equipment	49	7,778
Other, net	(245)	(223)
Net cash used in investing activities	(271,781)	(7,365)

Financing activities
Borrowings on long-term debt	1,943,583	1,647,764
Repayments on long-term debt	(1,943,583)	(1,647,764)
Payments of cash dividends	(11,991)	(8,075)
Payments for repurchases of common stock	(64,218)	(12,109)
Payments of debt issuance costs	—	(224)
Other, net	2,118	1,291
Net cash used in financing activities	(74,091)	(19,117)

Net (decrease)/increase in cash and cash equivalents	(299,731)	40,440
Cash and cash equivalents at beginning of period	434,563	292,575
Cash and cash equivalents at end of period	$134,832	$333,015

Supplemental Disclosures
Income taxes paid, net	$71,344	$47,804
Interest paid	11,891	12,244

Non-cash investing and financing activities
Issuance of common stock for acquisition of business	$22,000	$—
Capital expenditures in accounts payable	1,126	195
Increase (decrease) in lease assets in exchange for lease liabilities:
Operating leases	17,164	(142)
Finance leases	1,698	(10)

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	February 26, 2022	% of Revenues	February 27, 2021	% of Revenues	$ Change	% Change
Net revenues	$646,601		$439,284		$207,317	47.2%
Adjusted EBITDA	100,573	15.6%	62,366	14.2%	38,207	61.3%

	Three Months Ended
Unit deliveries	February 26, 2022	Product Mix(1)	February 27, 2021	Product Mix(1)	Unit Change	% Change
Travel trailer	10,764	70.4%	8,876	65.7%	1,888	21.3%
Fifth wheel	4,530	29.6%	4,632	34.3%	(102)	(2.2)%
Total towables	15,294	100.0%	13,508	100.0%	1,786	13.2%

	Six Months Ended
	February 26, 2022	% of Revenues	February 27, 2021	% of Revenues	$ Change	% Change
Net revenues	$1,297,625		$894,185		$403,440	45.1%
Adjusted EBITDA	212,650	16.4%	125,509	14.0%	87,141	69.4%

	Six Months Ended
Unit deliveries	February 26, 2022	Product Mix(1)	February 27, 2021	Product Mix(1)	Unit Change	% Change
Travel trailer	21,907	69.1%	18,036	65.1%	3,871	21.5%
Fifth wheel	9,818	30.9%	9,686	34.9%	132	1.4%
Total towables	31,725	100.0%	27,722	100.0%	4,003	14.4%

	February 26, 2022		February 27, 2021		Change	% Change
Backlog(2)
Units	47,438		39,855		7,583	19.0%
Dollars	$1,873,159		$1,206,695		$666,464	55.2%
Dealer Inventory
Units	21,738		15,952		5,786	36.3%
(1)    Percentages may not add due to rounding differences.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	February 26, 2022	% of Revenues	February 27, 2021	% of Revenues	$ Change	% Change
Net revenues	$417,565		$382,575		$34,990	9.1%
Adjusted EBITDA	46,095	11.0%	50,969	13.3%	(4,874)	(9.6)%

	Three Months Ended
Unit deliveries	February 26, 2022	Product Mix(1)	February 27, 2021	Product Mix(1)	Unit Change	% Change
Class A	588	20.8%	704	24.4%	(116)	(16.5)%
Class B	1,641	58.0%	1,419	49.2%	222	15.6%
Class C	602	21.3%	762	26.4%	(160)	(21.0)%
Total motorhomes	2,831	100.0%	2,885	100.0%	(54)	(1.9)%

	Six Months Ended
	February 26, 2022	% of Revenues	February 27, 2021	% of Revenues	$ Change	% Change
Net revenues	$839,044		$704,964		$134,080	19.0%
Adjusted EBITDA	96,248	11.5%	81,312	11.5%	14,936	18.4%

	Six Months Ended
Unit deliveries	February 26, 2022	Product Mix(1)	February 27, 2021	Product Mix(1)	Unit Change	% Change
Class A	1,332	23.9%	1,302	25.0%	30	2.3%
Class B	3,088	55.5%	2,517	48.3%	571	22.7%
Class C	1,146	20.6%	1,396	26.7%	(250)	(17.9)%
Total motorhomes	5,566	100.0%	5,215	100.0%	351	6.7%

	February 26, 2022		February 27, 2021		Change	% Change
Backlog(2)
Units	17,255		14,974		2,281	15.2%
Dollars	$2,214,470		$1,816,503		$397,967	21.9%
Dealer Inventory
Units	3,099		2,739		360	13.1%
(1)    Percentages may not add due to rounding differences.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Marine
(in thousands, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	February 26, 2022	% of Revenues	February 27, 2021	% of Revenues	$ Change	% Change
Net revenues	$97,309		$14,463		$82,846	572.8%
Adjusted EBITDA	12,953	13.3%	1,024	7.1%	11,929	1,164.9%

	Three Months Ended
Unit deliveries	February 26, 2022		February 27, 2021		Unit Change	% Change
Boats	1,322		69		1,253	1,815.9%

	Six Months Ended
	February 26, 2022	% of Revenues	February 27, 2021	% of Revenues	$ Change	% Change
Net revenues	176,627		26,357		$150,270	570.1%
Adjusted EBITDA	23,523	13.3%	1,878	7.1%	21,645	1,152.6%

Unit deliveries	February 26, 2022		February 27, 2021		Unit Change	% Change
Boats	2,457		130		2,327	1,790.0%

	February 26, 2022		February 27, 2021		Change	% Change
Backlog(1)
Units	3,059		339		2,720	802.4%
Dollars	$277,860		$72,595		$205,265	282.8%
Dealer Inventory
Units	2,062		180		1,882	1,045.6%
(1)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share:

	Three Months Ended		Six Months Ended
	February 26, 2022	February 27, 2021	February 26, 2022	February 27, 2021
Diluted earnings per share	$2.69	$2.04	$5.58	$3.74
Acquisition-related costs(1)	0.01	—	0.11	—
Gain on sale of property, plant and equipment(1)	—	—	—	(0.11)
Litigation reserves(1)	—	—	0.12	—
Amortization(1)	0.24	0.11	0.47	0.21
Non-cash interest expense(1,2)	0.11	0.10	0.21	0.20
Contingent consideration fair value adjustment(1)	0.19	—	0.38	—
Tax impact of adjustments(3)	(0.13)	(0.04)	(0.31)	(0.07)
Impact of convertible share dilution(4)	0.03	0.01	0.09	—
Adjusted diluted income per share(5)	$3.14	$2.21	$6.65	$3.98
(1)    Represents a pre-tax adjustment.
(2)    Non-cash interest expense associated with the convertible notes issued as part of our acquisition of Newmar.
(3)    Income tax charge calculated using the statutory tax rate for the U.S. of 24.2% and 21.0% for Fiscal 2022 and Fiscal 2021, respectively.
(4)    Represents the dilution of convertible notes which is economically offset by a call/spread overlay that was put in place upon issuance.
(5)    Per share numbers may not foot due to rounding.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	February 26, 2022	February 27, 2021	February 26, 2022	February 27, 2021
Net income	$91,175	$69,068	$190,805	$126,491
Interest expense, net	10,325	10,052	20,567	19,993
Provision for income taxes	28,760	21,166	58,901	38,723
Depreciation	5,461	4,399	10,767	8,559
Amortization	8,015	3,591	16,187	7,181
EBITDA	143,736	108,276	297,227	200,947
Acquisition-related costs	486	—	3,870	—
Litigation reserves	—	—	4,000	—
Restructuring expenses	—	—	—	93
Gain on sale of property, plant and equipment	—	—	—	(3,565)
Contingent consideration fair value adjustment	6,517	—	12,887	—
Non-operating income	(10)	(311)	(23)	(217)
Adjusted EBITDA	$150,729	$107,965	$317,961	$197,258

Non-GAAP performance measures of Adjusted diluted earnings per share, EBITDA and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision (benefit) for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted diluted earnings per share include acquisition-related costs, gain on sale of property, plant and equipment, litigation reserves, amortization, non-cash interest expense, contingent consideration fair value adjustment, impact of convertible share dilution and the tax impact of the adjustments. Examples of items excluded from Adjusted EBITDA include acquisition-related costs, litigation reserves, restructuring expenses, gain or loss on sale of property, plant and equipment, contingent consideration fair value adjustment, and non-operating income or loss.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our asset-based revolving ("ABL") credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.